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                                                                   EXHIBIT 1(n)

                        FRANK RUSSELL INVESTMENT COMPANY

                      AMENDMENT TO MASTER TRUST AGREEMENT

                                      and

                            ESTABLISHMENT OF CLASSES

AMENDMENT NO. 13 to the Amended Master Trust Agreement dated July 26, 1984 (referred to herein as the "Agreement"), done this 9th day of November, 1998, by the Trustees under such Agreement.

WITNESSETH:

     WHEREAS, Section 4.1 of the Agreement authorizes the Trustees to establish and designate sub-trusts and classes thereof; and

     WHEREAS, Section 4.2 of the Agreement provides that the Trustees may fix and determine certain relative rights and preferences of the shares of the sub-trusts in accordance with the provisions of such Section 4.2; and

     WHEREAS, the Trustees wish to redesignate certain sub-trusts and to establish and designate additional classes of shares of interest in such sub-trusts, and fix and determine certain relative rights and obligations of the shares of said classes of such sub-trusts and to redesignate a class of shares of certain sub-trusts; and

     WHEREAS, Section 4.1 of the Agreement provides that a Trustee may act for such purpose without shareholder approval;

     NOW, THEREFORE, the Trustees hereby redesignate the following sub-trusts and establish and designate the following classes of shares, and fix the rights and preferences of the shares thereof as set forth herein.
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Redesignation of Sub-Trusts.

Without limiting the authority of the Trustees set forth in Section 4.1 of the Agreement to establish and designate any further sub-trusts, and without effecting rights and preferences of the twenty-eight existing sub-trusts, the Trustees hereby (i) redesignate the sub-trust named "Fixed Income II" to be named "Short-Term Bond" and (ii) redesignate the sub-trust named "Limited Volatility Tax Free" to be named "Tax Exempt Bond."

Establishment and Designation of Classes of Sub-Trusts.

     Pursuant to the authority of the Trustees set forth in Section 4.1 of the Agreement to establish and designate Sub-Trusts and Classes of Sub-Trusts, and without affecting the rights and preferences of existing Sub-Trusts, the Trustees hereby (i) establish and designate a new Class C for the Fixed Income II Fund (which has been redesignated, above, as the Short-Term Bond Fund); (ii) redesignate the Premier Advisor Class as the Premier Class for the Equity I Fund, Equity II Fund, Equity III Fund, Equity Q Fund, International Fund, Fixed Income I Fund, Fixed Income II Fund and Fixed Income III Fund (each, an "Institutional Fund"); (iii) redesignate the Premier Institutional Class as Class E of the Institutional Funds.

In furtherance thereof, the Trustees direct that new Class C, Class E, and Premier Class Shares of each Sub-Trust shall have all the relative rights and preferences set forth in Section 4.2 of the Agreement, shall represent an equal proportionate interest in the underlying assets and liabilities of that Sub-Trust, and shall generally have identical voting, dividend, liquidation and other rights, preferences, powers, restrictions, limitations, obligations, qualifications and terms and conditions as all other Shares of such Sub-Trust, except that:

     - each Class C Share offered in connection with a distribution plan pursuant to Rule 12b-1 of the Investment Company Act of 1940, as amended ("Distribution Plan") will bear, as a charge against distributable income or gains or as a reduction in interest, certain fees under its Distribution Plan and will have exclusive voting rights on matters pertaining to the Distribution Plan of the Class and any related agreements;

     - each Class C or Class E Share offered in connection with a shareholder services ("Shareholder Services Plan") will bear, as a charge against distributable income or gains or as a reduction in interest, certain fees under its respective Shareholder Services Plan and will have exclusive voting rights on matters pertaining to the Shareholder Services Plan of the Class and any related agreements;
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     -    each Class C, Class E, or Premier Class Share of a Sub-Trust shall contain such conversion feature as may be required to comply with regulations applicable to the Sub-Trust or to the issuance of Shares of the Sub-Trust;

     - each Class C, Class E, and Premier Class Share of a Sub-Trust will bear, as a charge against distributable income or gains or as a reduction in interest, differing amounts of certain expenses attributable to the Class;

     - the Board shall provide for differing payments of dividends from income or distributions of gains on a Class C, Class E, and Premier Class Share of a Sub-Trust to reflect different charges against such income or gains or otherwise to equalize the net asset values of the Classes or, in the absence of such policies, the net asset value per share of different Classes of a Sub-Trust may differ at certain times;

     - each Class C, Class E, and Premier Class Share of a Sub-Trust may be accorded such different exchange privileges from Shares of another Class as the Board may deem proper from time to time;

     - each Class C, Class E, and Premier Class Share of a Sub-Trust shall be subject to such different conditions of redemption, as shall be set forth in the Trust's registration statement from time to time;

     - each Share of any Class of a Sub-Trust will vote exclusively on matters solely affecting Shares of that Class, and shall not vote upon matters which do not affect such Class;

     - each Class C, Class E, and Premier Class Share of a Sub-Trust will have a different class designation from any other Class of that Sub-Trust; and

     - each Class C, Class E, and Premier Class Share of a Sub-Trust may have such additional rights and preferences, or be subject to such restrictions and qualifications, as the Trustees by resolution may determine, consistent with the provisions of the 1940 Act and the Internal Revenue Code, as amended, and not otherwise identified above.

The undersigned hereby certify that the Amendment set forth above has been duly adopted in accordance with the provisions of the Master Trust Agreement.
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IN WITNESS WHEREOF, the undersigned have hereunto set their hands and seals for themselves and their assigns, as of the day and year first above written. This instrument may be executed in one or more counterparts, all of which shall together constitute a single instrument.


/s/ Lynn L. Anderson                    /s/ Eleanor W. Palmer
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Lynn L. Anderson                        Eleanor W. Palmer


/s/ Paul E. Anderson                    /s/ Lee C. Gingrich
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Paul E. Anderson                        Lee C. Gingrich


/s/ Paul Anton                          /s/ George F. Russell
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Paul Anton                              George F. Russell, Jr.


/s/ William E. Baxter
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William E. Baxter